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                                                                    EXHIBIT 8.01


          [LETTERHEAD OF BUCHANAN INGERSOLL PROFESSIONAL CORPORATION]



                                October 1, 1999

Adelphia Communications Corporation
Main at Water Street
Coudersport, PA  16915

          Re:   Merger of Century Communications Corp.
                with and into Adelphia Acquisition
                Subsidiary, Inc., a wholly owned subsidiary of Adelphia Communications Corporation

Gentlemen:

          You have requested our opinion as to the federal income tax consequences of the transaction contemplated by the Agreement and Plan of Merger dated March 5, 1999, and amended July 12, 1999 and July 29, 1999, (the "Merger Agreement") by and among Adelphia Communications Corporation, a Delaware corporation ("Adelphia"), Adelphia Acquisition Subsidiary, Inc., a Delaware corporation and direct wholly owned subsidiary of Adelphia ("Merger Subsidiary"), and Century Communications Corp., a New Jersey corporation ("Century") providing, in part and subject to certain conditions, for the merger of Century with and into Merger Subsidiary (the "Merger") pursuant to the New Jersey Business Corporation Act and the Delaware General Corporation Law. Upon consummation of the Merger, Merger Subsidiary will be the surviving corporation and will be a wholly owned subsidiary of Adelphia.

          We have examined the Registration Statement on Form S-4, as declared effective by the U.S. Securities and Exchange Commission on August 13, 1999 (the "Registration
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October 1, 1999
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Statement"), which includes the Joint Proxy Statement/Prospectus of Adelphia and
Century (the "Prospectus"), the Merger Agreement and other documents, legal opinions, corporate records, statutes, decisions, and questions of law as we have deemed necessary or appropriate to express an informed opinion on the matters hereinafter set forth.

          For the purpose of rendering our opinion, we have assumed that all of the material facts are as described in the Registration Statement, that all of the conditions precedent to the Merger set forth in the Merger Agreement have been or will be met, that the Merger has received any required regulatory approvals, that the Merger has been approved by the holders of Company Common Stock and will become effective under state and federal law in accordance with the Merger Agreement, and that the Merger will constitute a merger under Section 14A:120-5.1 of the New Jersey Business Corporation Act and Section 251 of the Delaware General Corporation Law.

          In giving this opinion, we are relying on the truth of the covenants, representations and warranties of each of the parties to the Merger Agreement as set forth in the Merger Agreement and on the truth and accuracy of: (a) the representations made to us by Adelphia, which are set forth in a Certificate dated October 1, 1999, and (b) the representations made to us by Century, which are set forth in a Certificate dated October 1, 1999.

          Based solely on the facts, assumptions and representations as so stated, satisfaction of the conditions above, and under the present provisions of the Internal Revenue Code of 1986, as amended (the "Code") as they have been or appear likely to be interpreted by
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October 1, 1999
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the courts or the Internal Revenue Service, we are of the opinion, for U.S.
federal income tax purposes, that:

          1.  The Merger will constitute a reorganization within the meaning of
              Section 368(a) of the Code; and

          2. Century, Adelphia, and Merger Subsidiary will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinions set forth herein. We have rendered the foregoing opinion as of the date hereof, and we assume no responsibility to supplement our opinion with respect to factual matters or changes in the law which may hereinafter occur.

          We hereby consent to the filing of this opinion as an exhibit to Post Effective Amendment No. 1 to the Registration Statement, to references to this opinion in the Registration Statement, and to the use of our name in the Prospectus under the caption "Material Federal Income Tax Consequences." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Except for the explicit consent given hereunder, this opinion is solely for the benefit of Adelphia and may not be quoted in
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October 1, 1999
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whole or in part or otherwise referred to, nor may it be filed with any governmental agency or other person without our prior written consent. Other than Adelphia, no one may rely on this opinion.

                                    Buchanan Ingersoll
                                    Professional Corporation



                                        /s/ Larry E. Phillips
                                    By:_____________________________
                                            Larry E. Phillips